AGREEMENT

THIS AGREEMENT ("Agreement"), dated as of January 1, 2007, by and among UNION CENTER NATIONAL BANK, a bank chartered under the laws of Congress (the "Bank"), CENTER BANCORP INC., a New Jersey corporation that owns all of the capital stock of the Bank (the "Company"), and ANTHONY C. WEAGLEY ("Employee"),

W I T N E S S E T H :

WHEREAS, the Company, the Bank and the Employee entered into an employment agreement dated as of January 1, 1996 providing for the Employee's employment by the Company and the Bank (the "Prior Contract"); and

WHEREAS, the parties hereto wish to amend and restate the Prior Contract to, among other things, provide for a term that will expire on December 31, 2009, subject to one-year extensions of the initial term thereafter; and

WHEREAS, it is understood that the Company shall remain fully liable hereunder, regardless of the extent to which the Bank is liable hereunder; and

WHEREAS, the Bank and the Company desire to employ Employee to devote full time to the business of the Bank and the Company, and Employee desires to be so employed;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:

1. **Employment**. Bank and the Company agree to employ Employee, and Employee agrees to be so employed, in the capacity of Vice President and Treasurer of the Company and Senior Vice President and Cashier of the Bank. Except as otherwise provided in the next sentence of this Section 1, employment shall be for a term of three (3) years, effective as of January 1, 2007 and terminating December 31, 2009 (the "Initial Term"). Notwithstanding the foregoing, this Agreement shall automatically be extended (i) at the end of the Initial Term, for successive one year renewal terms unless, at least two years prior to the commencement of any such renewal term, notice of termination of this Agreement is given by any party hereto to the other parties hereto and (ii) if a "Change in Control Event" (as defined in Section 8(a) hereof) occurs at any time during the Initial Term or during any such renewal term, the term shall automatically be extended for a period of three years from the date of such Change in Control Event.

2. **Time and Efforts**. Employee shall diligently and conscientiously devote his full and exclusive time and attention and best efforts in discharging his duties as a Vice President and Treasurer of the Company and Senior Vice President and Cashier of the Bank.

3. **Board of Directors.** Employee shall at all times discharge his duties in consultation with and under the supervision of the President and the Boards of Directors of the

Bank and the Company. In the performance of his duties, Employee shall make his principal office in such place as the President of the Bank and the Company and Employee may from time to time mutually agree.

4. **Compensation.**

(a) **Salary-Initial Period.** During the period from January 1, 2007 through December 31, 2007 (the "Initial Period"), Employee shall receive, pursuant to the determination of the Executive Compensation Committee of the Bank's Board of Directors (the "Executive Compensation Committee"), as compensation for his services hereunder, a salary at the rate of One Hundred and Eighty Seven Thousand, Five Hundred Dollars ($187,500) per annum. This amount shall be paid in twenty four (24) equal semi-monthly installments on the 15th and 30th day of each month, or as near thereto as practicable.

(b) **Salary-Subsequent Years.** During each twelve month period following the Initial Period, Employee shall receive, as compensation for his services, his salary set forth for the immediately preceding twelve month period plus such salary increment as shall be determined by the Executive Compensation Committee, with reference to the Bank's salary guide. During each such twelve month period, Employee's salary shall be paid in twenty-four (24) equal semi-monthly installments on the 15th and 30th day of each month, or as near thereto as practicable.

(c) **Bonuses.** Employee shall be entitled to participate in the Achievement Incentive Plan established by the Bank and/or the Company (as it may be amended from time to time, the "AIP") and shall receive incentive compensation in accordance with the terms of the AIP. In the event that the AIP is terminated, Employee shall receive such incentive compensation as shall be awarded to him by the Executive Compensation Committee.

5. **Expenses; Benefits.**

(a) **Reimbursement.** The Bank and the Company shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement. Employee shall either (i) present to the Bank from time to time an itemized account of such expenses in any form reasonably required by the Bank and the Company for reimbursement; or (ii) post such expenses to a credit card or other payment means issued to Employee by the Bank and the Company.

(b) **Automobile**. The Bank and the Company recognize the Employee's need for an automobile for business purposes. The Bank and the Company, therefore, shall provide (without expense to Employee) the Employee with an automobile, including all related maintenance, repairs, insurance, and other costs, for business and personal use and shall reimburse the Employee for all taxes payable by him as a result of the provision of this benefit to the Employee. The automobile and related costs shall be comparable to those which the Bank provided to the Employee as of December 31, 2006.

(c) **Miscellaneous Benefits**. The Bank and the Company shall provide Employee with all benefits that are generally provided to officers of the Bank and/or the Company, other than the President.

6. **Health Insurance; Life Insurance; Disability Insurance; Pension; and Other Plans**. The Bank and the Company shall provide Employee with life insurance, short and long-term disability insurance, health insurance, long-term care insurance, pension benefits and benefits under the "Senior Officers Protection Plan" (as it may be amended from time to time, the "SOPP") and the Bank's 401(k) Plan to the extent that such benefits are provided to Employee on the date hereof, together with any benefit enhancements that may be added to such plans in the future. The monetary amount of such benefits received by Employee shall be in accordance with the terms and conditions of such plans.

7. **Vacation.** Employee shall receive annual vacations in conformity with Bank and Company policies on vacations.

8. **Termination by the Bank Without Cause or by the Employee With and Without Good Reason; Death.**

(a) The Bank and the Company may, without "Cause" (as defined in Section 9), terminate this Agreement at any time by giving 30 days' written notice to the Employee. In such event, the Employee, if requested by either the Bank or the Company, shall continue to render services, and regardless of whether such request is made shall be paid his regular compensation and shall continue to participate in all benefit plans of the Company and the Bank, up to the date of termination. The Employee's employment shall not be treated as having been terminated by the Bank or the Company without Cause merely because the Bank and the Company provide notice of non-renewal of the term.

(b) The Employee shall have the right to resign (and thereby terminate this Agreement) with "Good Reason" (as defined in Section 8(f)) by delivering notice of such resignation to the Bank and the Company at least 30 days prior to the effective date of such resignation.

(c) In the event that the Employee's employment is terminated pursuant to Section 8(a) or the Employee resigns pursuant to Section 8(b) hereof, subject to Section 8(d) below, (i) the Employee shall be paid in a single sum, on the date of termination, a severance allowance equal to the aggregate amount of Employee's salary that would have been paid to him during the "Severance Period" (defined below) assuming that he continued during the Severance Period to receive a salary equal to the salary in effect on the date of termination, (ii) the Employee shall be paid in a single sum, on the date of termination, an amount equal to the largest annual benefit received by Employee under the AIP since the commencement of the AIP (the "Largest Bonus") multiplied by the number of years of the Severance Period (rounded to the nearest tenth of a year), (iii) all stock options granted to Employee by the Company shall be exercisable in full, effective as of the date of termination, and (iii) the Employee shall, within thirty (30) days following the date of termination, be paid in a single lump sum the following amounts:

(1) the excess, if any, of (A) the lump sum present value of the benefit that the Employee would have been entitled to under the Bank's tax-qualified defined benefit pension plan (the "Pension Plan") had he continued to be employed by the Bank and the Company during the Severance Period (assuming that he continued during the Severance Period to receive a salary equal to the salary in effect on the date of termination and an annual incentive under the AIP equal to the Largest Bonus), over (B) the lump sum present value of the benefit that the Employee is entitled to under the Pension Plan as of the date of Employee's termination of employment. Present value calculations, for purposes of the foregoing, shall be made in the manner used under the Pension Plan for purposes of determining lump sum distributions;

(2) the cumulative amounts of matching and/or profit sharing contributions that would have been made under the Bank's tax-qualified 401(k) plan on behalf of the Employee during the Severance Period (assuming that during the Severance Period he continued to receive a salary equal to the salary in effect on the date of termination, that his 401(k) contribution election in effect immediately prior to his date of termination remained in effect, and that the Bank and that the Company continued to make matching and/or profit sharing contributions at the same rate as in effect for the year prior to the year of the Employee's date of termination); and

(3) the excess of (A) the projected account balance of the Employee under the SOPP (as set forth on the schedule attached hereto as Exhibit A which projects the Employee's SOPP account through January 1, 2015) as of the end of the Severance Period, over (B) the actual amount of the Employee's account under the SOPP as of the date of the Employee's termination. The amounts set forth on Exhibit A shall be interpolated to derive the projected account balance of the Employee under the SOPP as of the end of the Severance Period.

All of the foregoing payments made under this Section 8(c) shall be subject to applicable income and employment tax withholding requirements.

Following the Employee's date of termination under this Section 8(a), he (and his eligible dependents) shall be provided with continued coverage under the Bank's group health plan (or the Bank shall provide substantially similar coverage if such coverage is unavailable under the Bank's group health plan) until the later of the expiration of the Severance Period or the period of coverage required by law (i.e., "COBRA" coverage). During the Severance Period, the Employee's cost for such coverage, if any, shall be waived. Thereafter, the Employee may be required to pay the same cost for such coverage as other former employees of the Bank would be charged for similar coverage. In addition, following the Employee's date of termination under Section 8(a) or 8(b), the Bank and the Company, at their expense, shall continue to provide Employee during the Severance Period with life insurance coverage commensurate with the coverage that was being provided to Employee immediately prior to Employee's date of termination, and the Bank and the Company shall continue to pay the premiums on the long-term care insurance policy in effect for Employee as of the date of Employee's termination for the duration of the Severance Period.

For purposes hereof, the "Severance Period" shall mean a period of two years commencing on the date immediately following the Employee's date of termination; provided, however, that in the event that Employee's employment is terminated without "Cause" under Section 8(a) or the Employee resigns with "Good Reason" under Section 8(f), in each case, following a "Change in Control Event" (as defined in Section 8(f)), then the Severance Period shall be deemed to be three years commencing on the date immediately following the Employee's date of termination.

(d) Notwithstanding anything contained herein to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") concerning payments to "specified employees," any amounts payable to Employee pursuant to Sections 8(c) and/or 16 hereof that would otherwise violate Section 409A(a)(2)(B) of the Code if paid at the time specified in such Sections 8(c) or 16, respectively, shall instead be paid to Employee (or his estate in the event of Employee's death) on the first business day of the seventh month following Employee's date of termination. The Employee shall be a "specified employee" for the 12-month period beginning on the first day of the fourth month following each "Identification Date" if he is a "key employee" (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) with respect to the Bank or the Company (or any successor thereto) at any time during the 12-month period ending on the "Identification Date." For purposes of the foregoing, the Identification Date shall be December 31.

(e) The Employee shall have no obligation to seek substitute employment or otherwise mitigate the Company's obligation to make the payments and provide the benefits described in Section 8(c) hereof.

(f) For purposes of this Agreement, the term "Good Reason" shall mean a resignation by the Employee within 180 days after (i) a materially adverse change in the Employee's duties as an officer of the Bank and the Company or the Employee's title as an officer of the Bank and the Company, (ii) a material breach of this Agreement by the Bank or the Company, (iii) the consummation of an acquisition by a third party of a majority of the voting capital stock of the Company or the Bank or substantially all of the assets of the Company or the Bank or (iv) a change in the composition of the Board of Directors of the Company such that the "Continuing Directors" (as defined herein) no longer constitute a majority of the Board (the events referred to in clauses "iii" and "iv" being referred to herein as "Change in Control Events"). For purposes of this Agreement, the term "Continuing Director" shall mean (i) each current member of the Company's Board of Directors and (ii) each person who is hereinafter first nominated to such Board by unanimous vote of the persons who then constitute Continuing Directors.

(g) The Employee may, without Good Reason, terminate this Agreement by giving 60 days' written notice to the Bank and the Company. In such event the Employee shall continue to render his services, shall be paid his regular compensation and shall continue to participate in all benefit plans of the Company and the Bank up to the date of termination, but he shall not receive any severance allowance pursuant to this Agreement.

(h) In the event that the Employee dies during the term of this Agreement as theretofore renewed pursuant to Section 1 hereof, this Agreement shall terminate as of the date of his death, subject to the obligations of the Company and the Bank that have accrued through the date of death and subject to the terms of all applicable benefit plans (including insurance plans) implemented by the Bank and the Company.

(i) Notwithstanding anything contained herein to the contrary or the reason for Employee's termination of employment, the Employee and his dependents and beneficiaries shall be entitled to any and all benefits accrued through Employee's date of termination, or otherwise available, under the benefit plans and arrangements referred to in Section 6 hereof in accordance with the terms of such benefit plans and arrangements.

9. **Termination with Cause.**

(a) The Bank and Company may terminate this Agreement for "Cause" by giving Employee 30 days' written notice. In such event, the Bank and the Company shall pay Employee his compensation, and Employee shall continue to participate in all benefit plans of the Company and the Bank up to the date of termination, but the Bank and the Company shall not be required to provide the Employee with any severance allowance pursuant to this Agreement. For purposes of this Agreement, "Cause" shall consist of the following:

(i) disloyal, dishonest or felonious conduct of Employee that materially adversely affects the Bank or the Company; or

(ii) termination of the Bank's business due to unprofitability, insolvency, bankruptcy or directive by governmental regulators.

Termination for "Cause" shall not be construed to include the takeover of the Bank or the Company, in either a hostile or voluntary manner, by another person, firm or corporation.

(b) Notwithstanding the foregoing, in the event that termination is intended as a result of alleged disloyal or dishonest conduct, the Boards of Directors of the Bank and the Company shall give the Employee written notice of the occurrence of (and the facts and circumstances surrounding) the acts allegedly constituting "Cause" and a fair opportunity to present his position to such Boards. Such event shall not constitute "Cause" if, no later than ten (10) business days following Employee's receipt of such notice, the Employee establishes that either the alleged acts did not occur or that such acts did not: constitute dishonest or disloyal conduct, that such acts did not materially adversely affect the Company and the Bank or that such acts have been fully corrected and shall not be repeated.

10. **Notices.** All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses, or to such other addresses as either may designate in writing to the other party:

If to the Bank or the Company:

Union Center National Bank
2455 Morris Avenue
Union, New Jersey 07083
Attention: President

If to Employee:

Anthony C. Weagley
1875 Cider Mill Road
Union, New Jersey 07083

11. **Indemnification; Liability**. Employee shall be indemnified by the Bank and the Company to the maximum extent permitted by law (and shall be entitled to receive advances to the maximum extent permitted by law) with respect to all actions and all decisions not to act taken by Employee during the term of this Agreement. The Bank and Company shall be jointly and severally liable under this Agreement with respect to all obligations of either such party hereunder. Any defense available to the Bank that this Agreement is not enforceable against it shall not constitute a defense for the Company. The obligations of this Section 11 shall survive termination of this Agreement with respect to acts or omissions occurring prior to such termination.

12. **Governing Law**. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

13. **Entire Contract.** This Agreement constitutes the entire understanding and agreement among the Bank, the Company and Employee with regard to all matters set forth herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by all parties.

14. **Non-Waiver**. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

15. **Headings.** Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

16. **Taxes.** In the event that either the Company's independent public accountants or the Internal Revenue Service determines that any payment, coverage or benefit provided to Employee is subject to the excise tax imposed by Section 4999 (or any successor provision) of the Code ("Section 4999"), the Company and the Bank, within 30 days thereafter, shall pay to Employee, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by multiplying the rate of excise tax then imposed by Section 4999 by the amount of the "excess parachute payment" received by Employee (determined without regard to any payments made to Employee pursuant to this Section 16) and dividing the

product so obtained by the amount obtained by subtracting the aggregate local, state and Federal income tax rate applicable to the receipt by Employee of the "excess parachute payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code, it being the intention of the parties hereto that Employee's net after tax position be identical to that which would have obtained had Sections 28OG and 4999 not been part of the Code.

17. **Counterparts**. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

18. **Binding Effect**. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

19. **Prior Contract.** The Prior Contract is hereby superseded in all respects by this Agreement.

IN WITNESS WHEREOF, the Bank and the Company each have, by its appropriate officers, signed and affixed its seal and Employee has signed and sealed this Agreement.

UNION CENTER NATIONAL BANK

By: **/s/ John J.Davis**
John J. Davis, President

CENTER BANCORP INC.

By: /s/ Alexander Bol,
Alexander Bol, Chairman of the Board

/s/ Anthony C. Weagley
Anthony C. Weagley

EXHIBIT A

PROJECTION OF SOPP ACCOUNT

As of January 1, 2007	$20,339.96
As of January 1, 2008	$25,474.95
As of January 1, 2009	$30,939.94
As of January 1, 2010	$37,128.93
As of January 1, 2011	$44,111.92
As of January 1, 2012	$41,982.91
As of January 1, 2013	$60,778.90
As of January 1, 2014	$70,574.89
As of January 1, 2015	$81,125.88